                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF

                             STARRETT CORPORATION
                                      AT
                             $12.25 NET PER SHARE
                                      BY
                           STARTT ACQUISITION, INC.

                          A WHOLLY-OWNED SUBSIDIARY
                                      OF

                           STARTT ACQUISITION, LLC

------------------------------------------------------------------------------
 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON NOVEMBER 20, 1997, UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------

   THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER DATED OCTOBER 16, 1997 (THE "MERGER AGREEMENT") BY AND BETWEEN STARTT ACQUISITION, INC. ("PURCHASER") AND STARRETT CORPORATION (THE "COMPANY").

   THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE OFFER AND MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE SHAREHOLDERS OF THE COMPANY.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY, $1.00 PAR VALUE PER SHARE (COLLECTIVELY, THE "SHARES"), WHICH , WHEN ADDED TO THE SHARES THEN BENEFICIALLY OWNED BY PURCHASER OR ITS AFFILIATES, TOGETHER WITH THE SHARES TENDERED PURSUANT TO THE SHAREHOLDERS AGREEMENT DATED AS OF OCTOBER 16, 1997 BY AND AMONG PURCHASER AND CERTAIN SHAREHOLDERS OF THE COMPANY, CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY-DILUTED BASIS; (II) ALL REQUIRED APPROVALS, IF ANY, BY THE UNITED STATES DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT ("HUD"); AND (III) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN SECTION 15 HEREOF. SEE
SECTION 15.

                                  ---------
                                  IMPORTANT

   Any shareholder desiring to tender all or any portion of such holder's Shares should either (a) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature guaranteed, if required by Instruction 1 to the Letter of Transmittal, and mail or deliver it together with the certificate(s) evidencing the tendered Shares and all other required documents to the Depositary (as defined herein), or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

   Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares by following the procedures for guaranteed delivery set forth in
Section 3 of this Offer to Purchase.

   Questions and requests for assistance and for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent at its addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may also be obtained from brokers, dealers, commercial banks or trust companies.
                               -------------

October 23, 1997

                              TABLE OF CONTENTS

                                                                                           PAGE
                                                                                          -------
INTRODUCTION ............................................................................      1
 1.      Terms of the Offer .............................................................      3
 2.      Acceptance for Payment; Payment ................................................      4
 3.      Procedures for Tendering Shares ................................................      5
 4.      Withdrawal Rights ..............................................................      7
 5.      Certain Tax Considerations .....................................................      7
 6.      Price Range of Shares; Dividends ...............................................      9
 7.      Certain Information Concerning the Company .....................................      9
 8.      Certain Information Concerning Purchaser and Parent ............................     12
 9.      Sources and Amount of Funds ....................................................     12
10.      Background of the Offer; Contacts with the Company .............................     14
11.      The Offer and Merger; Merger Agreement and Related Agreements ..................     16
12.      Purpose of the Offer and Merger, Plans for the Company .........................     27
13.      Effect of the Offer on the Market for the Shares; Exchange Act Registration;
         Margin Regulations .............................................................     28
14.      Extension of Tender Period; Amendment; Termination .............................     29
15.      Conditions to the Offer ........................................................     30
16.      Certain Legal Matters; Regulatory Approvals ....................................     31
17.      Fees and Expenses ..............................................................     33
18.      Legal Proceedings...............................................................     34
19.      Miscellaneous ..................................................................     34
Directors and Executive Officers of Purchaser ...........................................    I-1
Directors and Executive Officers of Parent and Certain Other Persons  ...................   II-1
Additional Information Required by the New York Security Takeover Disclosure Act ........  III-1

SUPPLEMENT, DATED OCTOBER 23, 1997, TO
SECTION 18 -- "LEGAL PROCEEDINGS" OF OFFER TO PURCHASE.

   The Company announced today that the Supreme Court of the State of New York, County of New York, has denied the motion for a preliminary injunction made yesterday by plaintiff Starrett Acquisition, Inc., an affiliate of Jacob Frydman, which sought, among other relief, to enjoin the transactions with Purchaser and related parties and to order the Company to consummate a transaction with plaintiff. Counsel to Mr. Frydman has informed the Company that he will not appeal the decision. Unspecified damage claims by Mr. Frydman remain outstanding. See Section 12 of the Offer to Purchase, "The Offer and Merger; Merger Agreement and Related Agreements -- Indemnity Agreement."

To the Holders of Common Stock of
Starrett Corporation

                                 INTRODUCTION

   Startt Acquisition, Inc., a New York corporation ("Purchaser"), hereby offers to purchase all outstanding shares of common stock, $1.00 par value per share (the "Company Common Stock" or the "Shares"), of Starrett Corporation, a New York corporation (the "Company"), at $12.25 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). The Purchaser is a wholly-owned subsidiary of Startt Acquisition, LLC, a Delaware limited liability company ("Parent").

   Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal tax withholding of 31% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3. Purchaser will pay all charges and expenses of ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (in such capacity, the "Depositary"), and MacKenzie Partners, Inc., which is acting as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer in accordance with the terms of agreements entered into between Purchaser and such persons. See Section 17. For purposes of this Offer to Purchase, references to "Section" are references to a section of this Offer to Purchase, unless the context otherwise requires.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN), A NUMBER OF SHARES WHICH, WHEN ADDED TO THE SHARES BENEFICIALLY OWNED BY PURCHASER OR ITS AFFILIATES, TOGETHER WITH THE SHARES TENDERED PURSUANT TO THE SHAREHOLDERS AGREEMENT DATED OCTOBER 16, 1997 BY AND AMONG PURCHASER AND CERTAIN SHAREHOLDERS OF THE COMPANY, CONSTITUTES AT LEAST TWO-THIRDS OF THE TOTAL NUMBER OF SHARES OUTSTANDING ON A FULLY-DILUTED BASIS (THE "MINIMUM TENDER CONDITION"); (II) ALL REQUIRED APPROVALS, IF ANY, BY THE UNITED STATES DEPARTMENT OF HOUSING AND URBAN DEVELOPMENT ("HUD"); AND (III) SATISFACTION OF THE OTHER CONDITIONS SPECIFIED IN SECTION 15 HEREOF. SEE SECTION 15.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 16, 1997 (the "Merger Agreement"), by and between Purchaser and the Company. The Merger Agreement provides, among other things, that as promptly as practicable following the completion of the Offer and the satisfaction or waiver of certain conditions, including the purchase of Shares pursuant to the Offer and satisfaction of the Minimum Tender Condition (sometimes referred to herein as the "consummation" of the Offer) and the approval and adoption of the Merger Agreement by the shareholders of the Company, if required by applicable law, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation (the "Surviving Corporation") with the result that all the outstanding Shares will be owned by Parent. In the Merger, each issued and outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned directly or indirectly by the Company will be converted into and represent the right to receive $12.25 in cash, without interest (the "Merger Price"); provided, however, that any Shares owned by Parent or Purchaser will be cancelled and the Merger Price will not be paid in respect of any such Shares. See Section 11. "Dissenting Shares" means those Shares which are held by holders of Shares who shall not have voted such Shares in favor of the Merger or consented thereto in writing, who have filed with the Company a written notice of election to dissent and who otherwise comply with the applicable procedures set forth in the Business Corporation Law of the State of New York (the "BCL").

   THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD" OR "BOARD OF DIRECTORS") UNANIMOUSLY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, AND RECOMMENDS ACCEPTANCE OF THE OFFER AND APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE SHAREHOLDERS OF THE COMPANY.

   Goldman, Sachs & Co. (the "Company's Financial Advisor"), financial advisor to the Company, has delivered to the Board a written opinion dated October 16, 1997 to the effect that the consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is to be included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken by the Company's Financial Advisor.

   The Company's Board of Directors paid a regular quarterly dividend of $.0625 per Share on October 15, 1997 to shareholders of record on September 30, 1997. Pursuant to the terms of the Merger Agreement, prior to the date on which a majority of the Company's directors are designees of Purchaser, the Company is prohibited from declaring any additional dividends (including regular quarterly dividends) without the consent of Purchaser.

   According to the Company, as of October 16, 1997, 6,260,960 Shares were validly issued and outstanding, of which 10,900 Shares were owned by affiliates of Purchaser. In addition, there is currently outstanding an option to purchase 100,000 Shares. See Section 11 "--Employment, Severance and Related Agreements." Based upon the foregoing information, the Minimum Tender Condition would be satisfied if 4,229,740 Shares were validly tendered and not withdrawn. If the option ceases to be outstanding prior to the expiration of the Offer, the Minimum Tender Condition would be satisfied if 4,163,073 Shares were validly tendered and not withdrawn. Pursuant to the Shareholders Agreement dated as of October 16, 1997 among Paul Milstein, Henry Benach, Irving Fischer and Oded Aboodi, and certain persons and entities affiliated with, or related to, them (collectively, the "Principal Shareholders"), Parent and Purchaser, the Principal Shareholders have agreed to tender an aggregate of 3,317,211 Shares pursuant to the Offer. See Section 11 "--The Offer and Merger; Merger Agreement and Related Agreements."

   The Merger Agreement provides that, promptly upon consummation of the Offer, Purchaser shall be entitled to designate for election to the Board such number of persons so that the designees of Purchaser constitute the same percentage (but in no event less than a majority) of the Board (rounded up to the next whole number) as the percentage of the outstanding Shares acquired pursuant to the Offer or otherwise owned by Purchaser and its affiliates. Upon the consummation of the Offer, the Company will, at the option of Purchaser, increase the size of the Board or obtain the resignation of such number of directors as is necessary to enable such number of Purchaser designees to be so elected. Under the Merger Agreement, the Company and Purchaser have agreed that, until the Effective Time (as defined herein), the Board of Directors shall have at least two directors (the "Independent Directors") who are directors on the date of the Merger Agreement or who are otherwise not officers, directors or affiliates of Purchaser and are independent directors under the rules of the American Stock Exchange (the "AMEX") and that, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there shall be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers, shareholders or affiliates of Purchaser and who are independent directors under the rules of the AMEX, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER

   Subject to the terms of the Merger Agreement and the conditions of the Offer as set forth in Section 15 (each a "Condition," and collectively, the "Conditions"), Purchaser will, promptly after the Expiration Date (as herein defined), accept for payment and pay for all Shares validly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Date. The term "Expiration Date" means 12:00 midnight, New York City time, on November 20, 1997, unless and until Purchaser shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

   Pursuant to the Merger Agreement, and subject to the terms and conditions of the Offer, if all of the Conditions are not satisfied on the initial Expiration Date, and the Merger Agreement has not been terminated in accordance with its terms, Purchaser shall extend (and re-extend) the Offer (but not for more than ten business days at a time) to provide time to satisfy such Conditions through the Final Termination Date, unless a reasonable, well-informed person would conclude that any Condition is incapable of being satisfied prior to the Final Termination Date. The "Final Termination Date" is December 31, 1997. Any extension of the Offer beyond the Final Termination Date would require the mutual agreement of the Company and Purchaser.

   Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to modify the terms and conditions of the Offer in any respect by giving oral or written notice of such amendment to the Depositary, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer, (iii) modify or add to the Conditions, (iv) except as provided above, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) make any other change in the terms of the Offer adverse to the holders of Shares.

   The Offer is subject to: (i) the satisfaction of the Minimum Tender Condition; (ii) the consents of HUD and The Chase Manhattan Bank; and (iii) satisfaction of the other conditions specified in Section 15. If any such Condition is not satisfied prior to the initial Expiration Date, Purchaser shall extend the Offer and, subject to withdrawal rights as set forth in
Section 4, retain all such Shares until the expiration of the Offer as so extended unless a reasonable, well-informed person would conclude that such Condition is incapable of being satisfied prior to the Final Termination Date, in which case Purchaser may terminate the Offer and return all tendered Shares to tendering shareholders. Purchaser may also waive such Condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all Shares validly tendered and not withdrawn by the Expiration Date or until satisfaction or waiver of the Conditions to the Offer, Purchaser may delay acceptance for payment of (whether or not the Shares have theretofore been accepted for payment), or payment for, any Shares tendered and not withdrawn, subject to applicable law. For a description of Purchaser's right to extend the period of time during which the Offer is open, and to amend, delay or terminate the Offer, see Section
14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(c), 14d-6(d) and 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a release to the Reuters News Service.

   If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, subject to the Merger Agreement, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes or information. With respect to a change in price or a change in percentage of securities sought, a minimum period of ten business days is required to allow for adequate dissemination to shareholders and investor response. If, prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight New York City time, as computed in accordance with Rule 14d-1 under the Exchange Act.

   The Company has provided Purchaser with the Company's shareholder list and security position listing for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list (or, if applicable, who are listed as participants in a clearing agency's security position listing) for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT; PAYMENT

   Subject to the terms of the Merger Agreement and the Conditions of the Offer set forth in Section 15, Purchaser will, promptly after the Expiration Date, accept for payment and pay for all Shares validly tendered and not properly withdrawn in accordance with Section 4 prior to the Expiration Date. For a description of Purchaser's right to terminate the Offer and not accept for payment or pay for Shares or to delay acceptance for payment or payment for Shares, see Section 14.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment tendered Shares if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payments to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares ("Stock Certificates") or confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in Section 3), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or in the case of a book-entry transfer, an Agent's Message (as defined in Section 3), and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see
Section 3. Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

   If Purchaser increases the consideration to be paid for Shares pursuant to the Offer, Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer.

   If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Stock Certificates are submitted for more Shares than are tendered, Stock Certificates for Shares not purchased or tendered will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities), without expense to the tendering shareholder, as promptly as practicable after the expiration or termination of the Offer.

3. PROCEDURES FOR TENDERING SHARES

   VALID TENDER. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Stock Certificates evidencing such Shares to be tendered must be received by the Depositary along with the Letter of Transmittal or (ii) such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary including an Agent's Message, in each case prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   BOOK-ENTRY TRANSFER. The Depositary will establish an account with respect to the Shares at each of The Depository Trust Company and the Philadelphia Depository Trust Company (collectively referred to as the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with the procedures of such Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, an Agent's Message or the Letter of Transmittal (or facsimile thereof) properly completed and duly executed, together with any required signature guarantees and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

   SIGNATURE GUARANTEES. Except as set forth below, signatures on all Letters of Transmittal must be guaranteed by a recognized member of a Medallion Signature Guarantee Program or by any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution.

   If a Stock Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Stock Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Stock Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Stock Certificate, with the signature(s) on the endorsement of such Stock Certificate or stock powers guaranteed as described above with respect to the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

   GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Stock Certificates are not immediately available or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

     (i) the tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary prior to the Expiration Date as provided below; and

     (iii) the Stock Certificates for such Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the AMEX is open for business.

   The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

   THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH BOOK-ENTRY TRANSFER FACILITIES, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

   BACK-UP FEDERAL INCOME TAX WITHHOLDING. Under the federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the Offer. In order to avoid such backup withholding, each tendering shareholder must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to back-up federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal (see Instruction 10 of the Letter of Transmittal) or by filing a Form W-9 with the Depositary prior to any such payments. If the shareholder is a nonresident alien or foreign entity not subject to backup withholding, the shareholder must give the Depositary a completed Form W-8 Certificate of Foreign Status prior to receipt of any payments.

   OTHER REQUIREMENTS. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as the shareholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the shareholder's rights with respect to the Shares tendered by the shareholder and accepted for payment by Purchaser (and, except as provided in Section 6, any and all other Shares or other securities or property issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies and powers of attorney shall be irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon acceptance for payment of the Shares by Purchaser. Upon such acceptance for payment, all prior proxies and consents given by the shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given nor any subsequent written consent executed by such shareholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares and other securities, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's shareholders, by written consent or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser is able to exercise full voting and other rights with respect to such Shares (including voting at any meeting of shareholders then scheduled or acting by written consent without a meeting).

   A tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

   DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been properly made until all defects and irregularities relating thereto have been cured or waived. Purchaser's interpretation of the terms and conditions of the Offer in this regard (including the Letter of Transmittal and the Instructions thereto) will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

4. WITHDRAWAL RIGHTS

   Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date only pursuant to the procedures set forth below. Thereafter, such tenders are irrevocable, except that they may be withdrawn at any time after December 21, 1997 if they have not previously been accepted for payment as provided in this Offer to Purchase.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Stock Certificates evidencing Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of Stock Certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular Stock Certificates evidencing the Shares to be withdrawn, or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer Facilities to be credited with the withdrawn Shares.

   Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be tendered by again following one of the procedures described in
Section 3 at any time prior to the Expiration Date.

   All questions as to the form and validity (including of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. CERTAIN TAX CONSIDERATIONS

   The following summary addresses the material federal income tax consequences to holders of Shares who sell their Shares in the Offer or whose Shares are converted to cash pursuant to the Merger. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States, who are employees of the Company and who acquired their Shares pursuant to the exercise of compensatory stock options, or who are entities that are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the "Code") (such as insurance companies, tax-exempt entities, broker-dealers, and regulated investment companies); nor does this summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Code. The federal income tax discussion set forth below is included for general information only and is based upon present law. The precise tax consequences of the Offer (or the Merger) will depend on the particular circumstances of the holder. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATE MINIMUM TAX.

   The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a shareholder who receives cash for Shares pursuant to the Offer or the Merger will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold (without reduction for any backup withholding discussed below) and such shareholder's adjusted tax basis in such Shares. Such gain or loss will generally be capital gain or loss. Gain or loss will be calculated separately for each block of Shares (i.e., Shares which were purchased at the same time and price) tendered pursuant to the Offer or the Merger. Under the recently enacted Taxpayer Relief Act of 1997, net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by an individual upon the sale or exchange of a capital asset that has been held for more than 18 months will generally be subject to tax at a rate not to exceed 20%. Net capital gain recognized by an individual from the sale or exchange of a capital asset that has been held for more than 12 months but not for more than 18 months will continue to be subject to tax at a rate not to exceed 28%, and net capital gain recognized from the sale or exchange of a capital asset that has been held for 12 months or less will continue to be subject to tax at ordinary tax rates. In addition, net capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. Ordinary income recognized by an individual (including dividends and short-term capital gains recognized by individuals) is subject to Federal income tax at a maximum rate of 39.6%. The maximum federal tax rate applicable to all capital gains and ordinary income recognized by a corporation is 35%.

   WITHHOLDING. Unless a shareholder complies with certain reporting and/or certification procedures, or is an exempt recipient under applicable provisions of the Code (and regulations promulgated thereunder), such shareholder may be subject to a "backup" withholding tax of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of the holder's dissenters' rights. Shareholders should contact their brokers to ensure compliance with such procedures. Foreign shareholders should consult with their tax advisors regarding U.S. withholding taxes in general. Those tendering their Shares in the Offer may prevent backup withholding by completing the substitute form W-9 included in the Letter of Transmittal.

   DISSENTERS. A shareholder who does not tender Shares in the Offer or vote in favor of the Merger and who otherwise exercises and perfects such shareholder's rights under the BCL to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights based upon the principles described above. See Section 16.

6. PRICE RANGE OF SHARES; DIVIDENDS

   The Shares are traded under the symbol "SHO" on the AMEX. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the AMEX.

                                            HIGH       LOW
                                           ------     -----
Fiscal Year Ended December 31, 1995:

 Quarter ended March 31, 1995               $ 8       $ 6 5/8
 Quarter ended June 30, 1995                $10 5/8   $ 7 7/8
 Quarter ended September 30, 1995           $10 1/2   $ 8 3/8
 Quarter ended December 31, 1995            $ 8 7/8   $ 7

Fiscal Year Ended December 31, 1996:
 Quarter ended March 31, 1996               $15 1/4   $ 8
 Quarter ended June 30, 1996                $12 5/8   $ 9 9/16
 Quarter ended September 30, 1996           $14       $10
 Quarter ended December 31, 1996            $13 1/8   $10

Fiscal Year Ended December 31, 1997:
 Quarter ended March 31, 1997               $11 1/4   $ 9 3/4
 Quarter ended June 30, 1997                $11 1/2   $ 8 3/4
 Quarter ended September 30, 1997           $11 3/4   $ 9 5/8
 Quarter ending December 31, 1997
 (through October 22, 1997)                 $11 7/8   $10 5/8

   On October 16, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement, the last reported sales price per Share on the AMEX was $11. On October 22, 1997, the last full trading day prior to the commencement of the Offer, the last reported sales price per Share on the AMEX was $11 13/16. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

   The Company has paid regular cash dividends on its Shares for approximately the past three years and presently pays quarterly dividends at the annual rate of $0.25 per Share. The Company's Board of Directors paid a regular quarterly dividend of $.0625 per Share which was paid on October 15, 1997 to shareholders of record on September 30, 1997.

   Pursuant to the Merger Agreement the Company has agreed that, without the prior consent of Parent, it will not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any Shares other than the regular quarterly cash dividend of $0.0625 per Share payable to shareholders of record at September 30, 1997, or (ii) redeem, purchase or otherwise acquire any Shares.

7. CERTAIN INFORMATION CONCERNING THE COMPANY

   The following information concerning the Company has been taken from or based upon publicly available documents on file with the Securities and Exchange Commission (the "SEC" or the "Commission"), other publicly available information and information provided by the Company. Although neither Purchaser nor Parent has any knowledge that would indicate that such information is untrue, neither Purchaser nor Parent takes any responsibility for, or makes any representation with respect to, the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser or Parent.

   GENERAL. The Company is a New York corporation with its principal offices located at One Park Avenue, 17th Floor, New York, New York 10016. The Company's operations consist of (i) the development, management and ownership of real estate properties; (ii) the single-family home and garden apartment development and electronic home security surveillance business conducted through a Subsidiary in Florida and Puerto Rico; (iii) the mortgage credit business conducted through a Subsidiary in Puerto Rico and Florida; and (iv) the supplying of construction services through a Subsidiary. The

Company groups its business into these four segments. As used herein, "Subsidiary" or "Subsidiaries" means each corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with the Company for financial reporting purposes.

   Over the years the Company and its Subsidiaries have constructed a wide range of office, industrial, public and institutional buildings, among the most notable being the Empire State Building, the Rockefeller Research Laboratories at Memorial Sloan Kettering Cancer Center, Whitney Museum, Citicorp Center and Chase Bank World Headquarters, and many well-known residential communities and developments, including Starrett at Spring Creek, Manhattan Park at Roosevelt Island, Trump Tower and the Trump International Hotel in New York City. The Company is actively engaged in all fields of construction, development, management and technical services.

   CERTAIN FINANCIAL INFORMATION FOR THE COMPANY. The following table sets forth certain summary consolidated financial information with respect to the Company and its Subsidiaries excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K") and the unaudited financial information from the Company for the six months ended June 30, 1996 and 1997 contained in the Company's Quarterly Report on From 10-Q for the quarter ended June 30, 1997. More comprehensive financial information is included in such reports and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such documents (which may be inspected and obtained as described below), including the financial statements and related notes contained therein. Neither Parent nor Purchaser assumes any responsibility for the accuracy of the financial information set forth below.

                    STARRETT CORPORATION AND SUBSIDIARIES

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                            SIX MONTHS, ENDED
                                                  YEAR ENDED DECEMBER 31,                        JUNE 30,
                                 -------------------------------------------------------- ---------------------
INCOME STATEMENT DATA               1996        1995       1994        1993       1992      1997       1996
-------------------------------  ---------- ----------  ---------- ----------  ---------- ---------  ----------
Revenues .......................  $167,282    $138,947   $141,335    $122,182   $111,855    $94,505   $72,896
Income before income taxes  ....    10,201      12,377     10,306       4,588      1,045      1,550     4,530
Income before extraordinary
 item and cumulative effect of
 accounting change .............     4,355       7,365      6,159       2,140        284      1,500     4,530
Extraordinary item .............                                                     824
Cumulative effect of accounting
 change ........................                                                   1,287
Net income .....................     4,355       7,365      6,159       2,140      2,395        863     2,534
Earnings per share:
 Income before extraordinary
  item and cumulative effect of
  accounting change ............       .70        1.18        .98         .34        .04        .14       .40
 Extraordinary item ............                                                     .13
 Cumulative effect of
  accounting change ............                                                     .20
 Net income ....................       .70        1.18        .98         .34        .37        .14       .40

                                                AT DECEMBER 31,                        AT JUNE 30,
                              --------------------------------------------------- --------------------
BALANCE SHEET DATA               1996      1995       1994      1993       1992      1997       1996
----------------------------  --------- ---------  --------- ---------  --------- ---------  ---------
Total assets ................  166,972    126,209   116,267    120,284   136,738    191,263   154,627
Long-term obligations .......   53,030     34,459    36,066     41,033    32,603     60,526    48,330
Common shareholders' equity..   55,194     52,138    47,117     41,819    41,139     55,272    53,889
Cash dividends (per share) ..      .25        .25      .125       None       .25       .125      .125

   AVAILABLE INFORMATION. The Company is subject to the information requirements of the Exchange Act, and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and executive officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company, is required to be described in periodic statements distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements, and other information, including the Company 10-K, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 (which will be filed on or before November 14, 1997) are available for inspection at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the prescribed rates, from the SEC's public reference facilities in Washington, D.C. Such material is also available for inspection at the offices of the AMEX, 86 Trinity Place, New York, New York 10005. The SEC also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC.

   A copy of this Offer to Purchase, along with certain of the agreements referred to herein, is attached to Purchaser's Tender Offer Statement on
Schedule 14D-1, dated October 23, 1997 (the "Schedule 14D-1"), which has been filed with the SEC. The Schedule 14D-1 and the exhibits thereto, along with such other documents as may be filed by Purchaser with the SEC, may be examined and copied from the offices of the SEC in the manner set forth above.

8. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT

   GENERAL. Purchaser is a newly-formed New York corporation and a wholly-owned subsidiary of Parent. Parent is a newly-formed Delaware limited liability company. To date, neither Purchaser nor Parent has conducted any business other than in connection with the Offer. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser or Parent will have any significant assets or liabilities or engage in activities other than those incident to the formation and capitalization of such entities and the transactions contemplated by the Offer. Because Purchaser is a newly-formed corporation and Parent is a newly-formed limited liability company and each has minimal assets and capitalization, no meaningful financial information regarding Purchaser or Parent is available.

   The principal executive offices of Parent and Purchaser are located at c/o Lawrence Ruben Company, Inc., 600 Madison Avenue, New York, New York 10022. The name, citizenship, principal occupation, business address and material positions held during the past five years of each of the directors and executive officers of the Purchaser, Parent and certain other persons is set forth on Schedule I and II attached hereto. In addition, the beneficial ownership by certain affiliates of Parent of 10,900 shares is described on
Schedule II.

   As described in more detail below under Section 11, "The Offer and Merger; Merger Agreement and Related Agreements--Shareholders Agreement," the Principal Shareholders have agreed, provided that Purchaser is not then in material breach of the Merger Agreement and an injunction has not been issued which would prohibit such Principal Shareholders from tendering their respective Shares, to validly tender (and not to withdraw), pursuant to the Offer, the Shares beneficially owned by the Principal Shareholders. By virtue of such agreement, Purchaser, Parent and the persons who control Purchaser and Parent (who are set forth on Schedules I and II) may be deemed to share, with each other and with the Principal Shareholders, beneficial ownership of the 3,317,211 Shares subject to the agreement. Each of Purchaser, Parent and the persons who control Purchaser and Parent disclaim such beneficial ownership.

   Except as set forth in this Offer to Purchase: (i) none of Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedules I or II or any subsidiary of the Purchaser or Parent, beneficially owns or has a right to acquire any Shares; (ii) none of the Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedules I or II, hereto, has any contract, arrangement, understanding or relationship with any other persons with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies; (iii) none of the Purchaser, Parent or, to the best of their knowledge, any of the persons listed on Schedules I or II, since January 1, 1994, has had any transactions with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer; and (iv) since January 1, 1994, there have been no contacts, negotiations or transactions between Parent or Purchaser, or their respective subsidiaries or, to the best knowledge of any of Parent or Purchaser, any of the persons listed on Schedule I or II on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets of the Company.

9.  SOURCES AND AMOUNTS OF FUNDS

   The total amount of funds required by Purchaser to purchase all currently outstanding Shares and satisfy its obligations under the Merger Agreement is expected to be approximately $76.7 million. Purchaser will also require approximately $6.3 million to pay fees, expenses and other costs expected to be incurred in connection with the successful completion of the Offer and the Merger (excluding fees and expenses that may be incurred in connection with the financing required to complete the Offer and the Merger).

   Purchaser plans to obtain all funds needed for the Offer and the Merger through (i) $66 million of financing to be provided by Credit Suisse First Boston Mortgage Capital LLC (the "Lender" or "CSFB"); and (ii) approximately $17,000,000 of funds to be contributed to Parent by its members, including up to $2,000,000 of funds which may be borrowed by one member of Parent pursuant to arrangements that have not as yet been determined. All of such funds to be contributed by Parent and all required amounts to be provided by CSFB will be made available to Purchaser at the time Shares tendered pursuant to the Offer are accepted for payment.

   The sources and uses of the financing are expected to be as follows:

Sources of Funds:
Parent member cash..............  $17,000,000
Bank loans .....................  $66,000,000
  Total sources of funds........  $83,000,000

Use of Funds:
Payment for Shares..............  $76,696,760
Fees, expenses and other costs      6,303,240
  Total use of funds............  $83,000,000

   FINANCING COMMITMENT. Parent has secured a commitment letter (the "Financing Commitment") from the Lender. The following is a summary of the Financing Commitment, a copy of which is attached to the Schedule 14D-1 as Exhibit (b) and is incorporated by reference hereto. All references to and summaries of the Financing Commitment herein are qualified in their entirety by reference to the Financing Commitment. The Financing Commitment provides that the Lender will provide up to $66 million financing (the "Loan") to Purchaser upon the consummation of the Offer to fund Purchaser's obligation to purchase the Shares. The Financing Commitment provides that the terms of the Loan will be as follows:

   Purchaser will be the borrower prior to the Merger, and the Surviving Corporation will be the borrower from and after the Merger (sometimes referred to as the "Borrower"). The Loan will be guaranteed by all subsidiaries of the Surviving Corporation, other than those subsidiaries identified to and approved by the Lender which for regulatory reasons cannot guarantee the Loan.

   Pursuant to the Financing Commitment, the Lender will lend to the Borrower an amount equal to the lesser of $66 million or 79.5% of the total acquisition cost of the Offer and the Merger, including expenses and working capital. The Borrower is required to invest 100% of its equity before the Lender advances any sums. The Financing Commitment provides that the Loan will have a term of five years.

   The Financing Commitment provides that the Loan will be secured by a first priority security interest in all of the shares of the common and any preferred stock of the Surviving Corporation and a first priority security interest in (or, to the extent subject to a prior security interest, a second priority interest in) all of the shares of the capital stock or other equity interests of all of the Surviving Corporation, present and future, direct and indirect subsidiaries, other than those subsidiaries identified to and approved by the Lender, the stock or other equity interests of which for regulatory reasons cannot be pledged to secure the Loan. Stock and equity interests not pledged will be subject to a negative pledge in favor of the Lender. The Financing Commitment provides that the Loan will be non-recourse to the principals of Purchaser, Parent and its members, except for customary exclusions and exceptions.

   The Financing Commitment provides that the interest rate for the loan will be one month LIBOR on amounts outstanding, plus 350 basis points, payable monthly in arrears, based on the actual number of days elapsed and a 360 day year. The Loan shall be prepayable in whole or in part at any time, provided that any partial prepayments shall be in increments of $1,000,000, exclusive of mandatory prepayments. Certain mandatory prepayments of the Loan will be required based on the cash flow of the Surviving Corporation. It is the present intention of Purchaser that the Loan will be repaid using the cash flow of the Surviving Corporation.

   The closing of the Loan will be conditioned upon, among other things, (i) the delivery, negotiation and execution of loan documents satisfactory to the Lender and its counsel, (ii) the Lender's final review and approval of all documentation relating to the Offer and the Merger and (iii) payment of fees and expenses as set forth in the Financing Commitment. The Financing Commitment also provides that the Purchaser and the Surviving Corporation will be subject to certain covenants and events of default customary for such financings.

   The Financing Commitment provides that after giving effect to the Merger and the Loan, the Lender shall have a 10% participation in the equity of the the Surviving Corporation. Lender and the Surviving Corporation shall negotiate mutually acceptable options whereby (i) the Lender shall have the right to put its equity participation to the the Surviving Corporation and
(ii) the the Surviving Corporation shall have the right to call Lender's equity participation.

   Pursuant to the Financing Commitment, the Lender will receive a structuring advisory fee of 2.0% of the Loan amount, $330,000 of which was paid at signing of the Financing Commitment and is non-refundable, with the balance payable at the earlier of (i) the closing of the Loan or (ii) December 31, 1997. In addition, the Financing Commitment provides that the Lender will receive an exit fee of 1% of the original Loan amount (net of any exit fees previously paid), payable upon any prepayment (voluntary or mandatory) or maturity.

   Upon execution of the Financing Commitment, the Borrower paid to the Lender a good faith deposit in the amount of $200,000, which, less the Lender's due diligence expenses, including, without limitation, fees and expenses of the Lender's counsel and other consultants, was applied towards payment of the balance of the structuring advisory fee.

   Pursuant to the Financing Commitment, Parent acknowledged on behalf of itself and on behalf of its affiliates, Purchaser, and the Company, that they are working solely with the Lender to procure the Loan and agreed not to, and to cause their affiliates not to, obtain or attempt to arrange any acquisition financing for the Merger prior to the closing of the Loan. The Financing Commitment also provides that should any of them or their affiliates breach or violate the preceding sentence or should the Borrower fail to execute the loan documents after the Lender has negotiated in good faith on terms substantially in conformance with the Financing Commitment, the Lender will be entitled to a break-up fee.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

   To the extent any of the following information describes events to which none of Parent, Purchaser or their advisors were a party, it is based on information furnished by the Company. Neither Purchaser nor Parent has independently verified, or assumes responsibility for the accuracy of, any such information.

   During the period through June 1997, the Company provided certain information regarding the Company to a number of parties who signed confidentiality agreements with the Company, certain of whom submitted written indications of interest or proposed letters of intent concerning a possible significant transaction involving the Company. In January 1997, certain of the Principal Shareholders signed a letter of intent to sell approximately 52% of the Company's outstanding Shares at a purchase price of $12.00 per Share, but such letter of intent expired without agreement upon a definitive agreement, and none of the discussions or negotiations involving a significant transaction with the Company resulted in a definitive agreement for such a transaction.

   In July 1997, the Company entered into an agreement and plan of merger (such agreement as subsequently replaced, the "Frydman Agreement") with certain entities controlled by Jacob Frydman, providing for cash consideration to the Company's shareholders of $12.25 per Share. On August 21, 1997, the Company notified Mr. Frydman that it had terminated the Frydman Agreement as a consequence of his failure to deliver to the Company a commitment for Mr. Frydman's financing of the transactions contemplated by the Frydman Agreement reasonably acceptable to the Company and his failure to deliver a $5,000,000 letter of credit required to be delivered by him. Mr. Frydman has commenced legal proceedings against the Company arising out of the termination of the Frydman Agreement; the Company has disclosed that it believes that its termination of such agreement was proper and intends to vigorously contest any such proceedings. See Section 18.

   On August 21, 1997, the Company publicly announced the termination of the Frydman Agreement. During the period commencing August 22, 1997, the Company engaged in discussions and negotiations with a number of parties respecting a possible significant transaction with the Company. Beginning at the same time, the Principal Shareholders held discussions with one party respecting the possible sale of their Shares. On August 27, 1997, members of management and the Board of Directors held an exploratory meeting with representatives of affiliates of Purchaser respecting a possible transaction involving the Company and, on September 11, 1997, affiliates of Purchaser wrote to the Company confirming its interest in such a transaction.

   On September 15, 1997, the Board of Directors of the Company determined to establish procedures for the possible sale of the Company, including a request that any party desiring to make a proposal for the acquisition of the Company present a written proposal to the Board no later than September 19, 1997, specifying the proposed purchase price, confirming such party's willingness to immediately post a $5 million cash deposit, describing such party's equity financing and a timetable for confirming such party's debt financing for the transaction, and, among other things, confirming the absence of a due diligence or similar condition to closing.

   Such procedures were communicated by the Company in a letter dated September 15, 1997 to a number of parties (including Purchaser) who had expressed interest in a significant transaction with the Company. On September 18, 1997, the Company entered into a confidentiality agreement with Purchaser.

   On September 19, 1997, the Company received three proposals from parties other than Purchaser for the acquisition of all of the Company's outstanding Shares at prices ranging from $12.00 to $12.50 per Share. On September 23, 1997, the Company engaged the Company's Financial Advisor as its financial advisor in connection with the possible sale of all or a portion of the Company. Also on September 23, 1997, affiliates of Purchaser wrote to the Principal Shareholders expressing their interest in acquiring the Shares held by the Principal Shareholders at price of $12.10 per Share. On or about September 24, 1997, the Principal Shareholders informed affiliates of Purchaser that they were not interested in pursuing a transaction with Purchaser for less than all of the Company's outstanding Shares.

   On September 25, 1997, counsel to the Company wrote to affiliates of Purchaser and to the three parties which had provided the acquisition proposals described above, inviting such parties to submit to the Company's counsel and financial advisors by September 29, 1997 a binding proposal for the acquisition of all of the Company's Shares accompanied by a mark-up of an Agreement and Plan of Merger enclosed with such letter which such party would be willing to sign and a refundable $5 million cash deposit. By October 1, 1997, the Company's counsel and financial advisors had received three responses to such letter, each accompanied by the $5 million refundable deposit, two of which proposed a purchase price of $12.25 or $12.30 per Share and one of which, submitted by Purchaser on September 29, 1997, proposed a purchase price of $11.00 per Share. On September 30, 1997, the Company informed Purchaser that it would not consider an offer at $11.00 per Share and Purchaser replaced its response with one offering $12.50 per Share, which was subsequently reduced to $12.25 per Share.

   On October 1, 1997, a special meeting of the Company's Board of Directors was held at which the status of various proposals for the purchase of the Company and related matters were reviewed by the Board, and the Company's financial advisors were instructed to inform potential purchasers of the Company that all issues pertaining to the acquisition and definitive acquisition agreements were required to be resolved by October 8, 1997.

   Various meetings and telephone conferences were held between October 1, 1997 and October 9, 1997 between members of management and the Board of Directions of the Company and Purchaser, as well as among the respective counsel and advisors of the parties in connection with the negotiation of a definitive Agreement and Plan of Merger. Simultaneous negotiations took place between the Company and two other potential bidders for the Company.

   At a special meeting of the Company's Board of Directors held on October 9, 1997, the Board reviewed the three proposals which had been made to the Company and, after consideration of such proposals with the Company's financial advisors and counsel, authorized management to enter into an agreement with Purchaser whereby neither party would be bound to enter into a definitive merger agreement with the other party but under which the Company agreed to negotiate with Purchaser on an exclusive basis through noon on October 13, 1997 to finalize the terms of the definitive Merger Agreement.

   On October 14, 1997, the Board of Directors of the Company held a special meeting to discuss the sale of the Company. After consideration of the various bids and upon conclusion of the presentation of the Company's Financial Advisor regarding the Offer and the Merger, the Board approved the terms of the Merger Agreement and resolved to recommend that the holders of the Shares accept the Offer and approve and adopt the Merger Agreement and the Merger.

11.  THE OFFER AND MERGER; MERGER AGREEMENT AND RELATED AGREEMENTS

   The following is a summary of the Merger Agreement and certain related agreements, copies of which are attached to the Schedule 14D-1 as Exhibits
(c)(1) through (c)(7), respectively, and are incorporated by reference hereto. All references to and summaries of such agreements herein are qualified in their entirety by reference to the full text of such agreements. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

MERGER AGREEMENT

   THE OFFER. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable, but in no event later than five business days after the public announcement of the execution of the Merger Agreement, subject to the other provisions of the Merger Agreement. The obligation of Purchaser to consummate the Offer and accept for payment, and pay for, Shares tendered pursuant to the Offer is subject to (i) satisfaction of the Minimum Tender Condition, (ii) expiration or termination of all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer if filings under the HSR Act are deemed to be necessary, (iii) the consents of HUD and The Chase Manhattan Bank, and (iv) the satisfaction and waiver of the other Conditions. Subject to the terms of the Merger Agreement, Purchaser expressly reserves the right to modify the terms and conditions of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the price per Share to be paid pursuant to the Offer,
(iii) modify or add to the Conditions, (iv) except as described below, extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) make any other change in the terms of the Offer adverse to the holders of Shares. Purchaser may extend the Offer in accordance with applicable law, but if the Conditions set forth in Section 15 are satisfied as of the then scheduled Expiration Date of the Offer, the Offer may be extended only with the prior written consent of the Company or as required by law. If the Conditions set forth in Section 15 are not satisfied or waived by the Expiration Date, Purchaser shall extend the Offer from time to time until the earlier of the consummation of the Offer or December 31, 1997 (provided that Purchaser shall not be obligated to make any such extension, if a reasonable, well-informed person would conclude that any such condition is incapable of being satisfied by December 31, 1997). Any individual extension of the Offer shall be for a period of no more than 10 business days. Upon the terms of the Merger Agreement and subject to the Conditions, Purchaser shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer after the expiration of the Offer.

   CONDITIONS TO THE OFFER. The Merger Agreement provides that, notwithstanding any other term of the Offer or the Merger Agreement, and subject to the Conditions set forth in Section 15, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when added to any other Shares owned by Purchaser or its affiliates, shall equal at least two-thirds of the number of Shares outstanding on a fully-diluted basis immediately after the termination of the Offer (the "Minimum Tender Condition"), (ii) all waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or have been terminated if filings under the HSR Act are deemed to be necessary, and (iii) the consents of HUD and The Chase Manhattan Bank.

   THE MERGER. The Merger Agreement provides that, following consummation of the Offer, subject to the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote thereon (if then required by the BCL), approval by certain regulatory authorities and compliance with certain other covenants and conditions, Purchaser will be merged with and into the Company, at which time the separate corporate existence of Purchaser will cease and the Company will continue as the "Surviving Corporation". Following consummation of the Merger, the Company, as the Surviving Corporation, will be a wholly-owned subsidiary of Parent. Hereinafter, the date on which the Closing of the Merger shall take place is referred to as the "Closing Date" and the time on the Closing Date when the Closing shall take place is referred to as the Closing Time. The Merger shall become effective at such time as a duly prepared and executed certificate of merger (the "Certificate of Merger"), in form and substance reasonably satisfactory to Purchaser and Company, providing for the Merger, is filed by the Secretary of State of the State of New York in accordance with the relevant provisions of the BCL (the "Effective Time"). The Company and Purchaser have agreed to use their respective best efforts to cause the Merger to be consummated at the earliest practicable time after consummation of the Offer, and the Certificate of Merger shall be filed as soon as practicable after the closing of the Merger.

   CONVERSION OF SHARES. Pursuant to the Merger Agreement, at the Effective Time, the Shares, immediately prior to the Effective Time (other than the Dissenting Shares) shall, by reason of the Merger and without any action by the holders thereof, be converted into the right to receive $12.25 per share in cash (the "Merger Consideration"), without interest. Each Share which is held in the treasury of the Company immediately prior to the Effective Time and any Shares owned by Parent or Purchaser shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of Shares shall thereafter be made. All such Shares, when converted as provided herein, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such Shares shall thereafter represent only the right to receive the Merger Consideration.

   Notwithstanding the above, any Dissenting Shares will not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but instead such shareholders will be entitled only to the rights granted by provisions of the BCL, including Sections 623 and 910, which entitles dissenting shareholders to receive a judicial determination of the fair value of the Shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Such judicially determined fair value could be more or less than the price per Share paid in the Merger. See Sections 5 and 16.

   Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

   DIRECTORS AND OFFICERS; GOVERNING DOCUMENTS. At the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time, will become the directors and officers of Surviving Corporation until the earlier of their death, resignation or removal, in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws or until their respective successors are duly elected or appointed and qualified, as the case may be. The Certificate of Incorporation and Bylaws of the Company at the Effective Time will become the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation after the Effective Time; provided that such Certificate of Incorporation and Bylaws of the Company may be amended, subject to the provisions in "--Indemnification and Insurance" below and in accordance with the BCL, in such manner as Purchaser may, in its sole discretion, determine.

   SHAREHOLDERS' APPROVAL. Pursuant to the Merger Agreement, if required by applicable laws, the Company, acting through the Board, shall, in accordance with applicable laws and the Company's Certificate of Incorporation, as amended, its Bylaws and the requirements of the AMEX, duly call, give notice of and convene and hold a special meeting of its shareholders as soon as practicable following expiration of the Offer for the purpose of considering and approving the Merger, the Merger Agreement and the transactions contemplated thereby (the "Shareholders' Meeting"). The Company's Board of Directors will, subject to its good faith and fiduciary obligations to the Company's shareholders, recommend that the Company's shareholders vote in favor of the Merger, the Merger Agreement and the transactions contemplated thereby and cause the Company to take all lawful actions to solicit from the Company's shareholders proxies in favor of such approval. Notwithstanding the foregoing sentence, if Parent and Purchaser shall collectively own, following consummation of the Offer, at least 90% of the outstanding Shares, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer (but in no event later than ten (10) business days thereafter) without a meeting of the shareholders of the Company, in accordance with the "short-form" merger provisions of Section 905 of the BCL. If Parent and Purchaser shall not collectively own, following consummation of the Offer, at least 90% of the outstanding shares, the Company shall prepare (and the Purchaser will assist, where reasonable and appropriate), a proxy statement relating to the Shareholders' Meeting (the "Proxy Statement") and a form of proxy for use at the Shareholders' Meeting relating to the vote of the shareholders with respect to the Merger, the Merger Agreement and the transactions contemplated thereby. The Company will mail such Proxy Statement to the Company's shareholders at the earliest practicable date following consummation of the Offer. The Purchaser will furnish the Company with such information as may be reasonably requested by the Company for inclusion in the Proxy Statement as required by law or by the Commission. Purchaser agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Purchaser or Parent to be voted in favor of approval and adoption of the Merger, the Merger Agreement and all transactions contemplated thereby.

   DESIGNATION OF DIRECTORS. The Merger Agreement provides that, if Purchaser acquires at least two-thirds of the Shares outstanding pursuant to the Offer, Parent shall be entitled to designate up to such number of directors, rounded up to the next whole number, of the Board so that the designees of Parent constitute the same percentage of the Board (but in no event less than a majority) as the percentage of Shares acquired pursuant to the Offer, and the Company shall increase the size of the Board or obtain the resignations of incumbent directors as is necessary to enable such number of Parent designees to be elected. The Merger Agreement also provides that, at all times prior to the Effective Time, at least two of the members of the Board shall be Independent Directors (as defined below). Successor Independent Directors will be designated either by any remaining Independent Directors, or by the other directors, if no Independent Director remains. Subject to applicable law, the Company will take all action requested by Purchaser necessary to effect any election of such designee or Independent Director, including mailing to its shareholders an Information Statement in accordance with
Section 14(f) of the Exchange Act and Rule 14f-1. Following the election or appointment of Parent's designees pursuant to the foregoing and prior to the Effective Time, if requested by a majority of the Independent Directors, such designees shall abstain from acting upon, and the approval of a majority of the Independent Directors shall be required, and shall be sufficient, to authorize any resolution with respect to the termination of the Merger Agreement by the Company, any amendment of the Merger Agreement requiring action by the Board of the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under the Merger Agreement and any waiver of compliance by Purchaser with any provision under the Merger Agreement for the benefit of the Company or its shareholders. Under the Merger Agreement, "Independent Director" means any member of the Board of the Company as of the date of the Merger Agreement or who is otherwise not an officer, director or affiliate of Purchaser and who is an independent director under the rules of the AMEX.

   ACCESS TO INFORMATION. The Company has agreed to (and to cause each of its Subsidiaries to) afford, upon reasonable notice, the directors, officers, employees, lenders, accountants, counsel and other representatives of Parent and Purchaser, including potential financing sources and their employees, accountants, counsel and other representatives (collectively, the "Representatives"), access, during normal business hours during the period prior to the Closing Date, to all of its properties, accounts, books, contracts, commitments, tax returns and records as Purchaser shall reasonably request. The Company and Purchaser have agreed that the Representatives will be permitted to discuss the business affairs, finances and accounts of the Company and the Subsidiaries with the officers, directors, executives, counsel, auditors and actuaries of the Company and its Subsidiaries.

   NO SOLICITATION. Pursuant to the Merger Agreement, the Company has agreed that, prior to the date on which designees of Purchaser constitute a majority of the directors of the Company, (a) neither the Company nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries permit their respective officers, directors, executive employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of the Subsidiaries) to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) with respect to a merger, consolidation or other business combination, sale of a material amount of assets outside the ordinary course of business or the issuance of Voting Debt or Options (each as defined below), sale of shares of capital stock outside of the ordinary course of business or similar transaction involving the Company or any of the Subsidiaries (any such transaction being hereinafter referred to as an "Acquisition Transaction") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Transaction (excluding the Offer and the Merger contemplated by the Merger Agreement and excluding any matters related to interim operations of the Company permitted in the Merger Agreement), or otherwise facilitate any effort or attempt to make or implement an Acquisition Transaction; and (b) that it will notify Purchaser promptly with all relevant details if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it, and if said inquiry or proposal is in writing it will deliver to Purchaser a copy of such inquiry or proposal as promptly as is practicable. However, nothing in the Merger Agreement shall prohibit the Board of Directors or officers of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal relating to an Acquisition Transaction, if, and only to the extent that, (A) the Board of Directors of the Company, based upon advice of outside counsel, determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders under applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, which notice shall (to the extent consistent with the fiduciary duties of the Board of Directors to shareholders under applicable law) include the identity of the person or entity engaging in such discussions or negotiations, requesting such information or making such proposal, and the material terms and conditions of any proposed Acquisition Transaction, and (C) the Company keeps Purchaser reasonably informed of the status and all material information with respect to any such discussions or negotiations. Under the Merger Agreement, the Company agreed that it would immediately cease and cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted by the Company or any employee, agent or representative of any kind with respect to any Acquisition Proposal existing on the date of the Merger Agreement. "Voting Debt" is defined as bonds, debentures, notes or other indebtedness of the Company or any of the Subsidiaries which has the right to vote (or which is convertible into or exchangeable for other securities having the right to vote) on any matters on which shareholders of the Company may vote. "Options" are defined as subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character relating to any authorized and issued or unissued shares of capital stock of the Company or any of the Subsidiaries, including, without limitation, Shares, or outstanding securities, obligations, rights, Voting Debt or other instruments convertible into or exchangeable for such stock, or which obligate the Company to seek authorization to issue additional shares of any class of stock or Voting Debt.

   INDEMNIFICATION AND INSURANCE. Pursuant to the Merger Agreement, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer and fiduciary of the Company or any of the Subsidiaries (collectively, the "Indemnified Parties") against any fees, costs or expenses (including reasonable attorneys' fees) and judgments, fines, losses, damages, liabilities and amounts paid in settlement (collectively, "Losses"), in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation arising out of any actions or omissions occurring at or prior to the Effective Time that are in whole or in part based on or arising out of the fact that such person is or was a director, officer or fiduciary of the Company or pertaining to any of the transactions contemplated by the Merger Agreement. In addition, Purchaser agreed that all rights to indemnification existing as of the date hereof in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Subsidiaries, as provided in the Company's certificate of incorporation or by-laws or pursuant to other agreements, arrangements or the certificate of incorporation, by-laws or similar documents of any of the Subsidiaries as in effect on the date of the Merger Agreement, with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect pursuant to the terms thereof.

   The Merger Agreement provides that the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the policies of directors' and officers' liability insurance and the Company employed lawyers liability insurance maintained by the Company and its Subsidiaries, each as in effect on the date of the Merger Agreement (provided that they may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous), with respect to matters occurring prior to the Effective Time.

   FURTHER ACTION, REASONABLE EFFORTS. In the Merger Agreement and subject to the terms and conditions thereof, the Company and Purchaser have agreed to use all reasonable efforts to effectuate the transactions contemplated by, and fulfill the conditions and obligations of each of the Company and Purchaser under the Merger Agreement, subject, as applicable, to the fiduciary duties of the Board of Directors of the Company, including cooperating fully with the other party, including by providing information and making all necessary filings in connection with, among other things, approvals by HUD. The Company will use all reasonable efforts to obtain any consent from third parties necessary to allow the Company and its Subsidiaries to continue operating their business as presently conducted as a result of consummation of the transactions contemplated by the Merger Agreement. In case at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of the Merger Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approval, immunities and franchises of either the Company or Purchaser, the proper officers and directors of each of the Company and Purchaser shall take all such necessary action.

   The Company and Purchaser have agreed to give the other party prompt written notice of (a) the failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement and (b) in the case of the Company, the occurrence of any threat by any executive officer or senior management employee of the Company or any of its Major Subsidiaries (as defined below) to resign or otherwise terminate their employment relationship with the Company or any of its Major Subsidiaries.

   CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, the Company has agreed that, prior to the date on which a majority of the Company's directors are designees of Purchaser, unless Purchaser has consented in writing thereto (which consent shall not be unreasonably withheld), the Company:

     (a) shall, and shall cause its Subsidiaries Grenadier Realty Corporation, HRH Construction Corporation, Levitt Corporation, or Levitt Homes Puerto Rico, Incorporated (collectively, the "Major Subsidiaries") to, conduct their operations in all material respects according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

     (b) shall use its reasonable efforts, and shall cause its Subsidiaries, other than inactive Subsidiaries, to use its reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with it (Purchaser agreeing to reasonably cooperate with the Company in such efforts);

     (c) shall promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC or any other state or federal Governmental Authority in connection with this Agreement and the transactions contemplated hereby (as used herein, the term "Governmental Authority" means any court, administrative agency or commission or other governmental or regulatory authority, domestic or foreign);

     (d) shall not, and shall not permit any of the Subsidiaries to, amend its Certificate of Incorporation or By-laws;

     (e) shall not, and shall cause each of the Subsidiaries to not, (w) issue, transfer, deliver or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (x) grant, confer or award any Option, Voting Debt, conversion right or other right not existing on the date hereof to acquire any share of its capital stock, or amend the terms of or reprice any outstanding option, warrant, or conversion right, or grant, confer or award any bonuses or other forms of cash incentives to any officer, director or employee except consistent with past practice, (y) increase any compensation under any employment agreement with any of its present or future officers, directors or employees, except for normal increases consistent with past practice, grant any severance or termination pay to, or, except as permitted by Purchaser, enter into any employment or severance agreement with, or extend any loan or advance to any officer, director or employee or amend any such agreement in any material respect other than severance arrangements which are consistent with past practice with respect to employees terminated by the Company, or (z) adopt any new employee benefit plan (including without limitation, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan (other than a multiemployer plan) in any material respect, without Purchaser's written consent, not to be unreasonably withheld;

     (f) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests other than the regular quarterly cash dividend of $0.0625 per share payable to shareholders of record at September 30, 1997, or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of the Subsidiaries, or make any commitment for any such action;

     (g) shall not, and shall not permit any of the Subsidiaries to, acquire, sell, lease, encumber or otherwise dispose of any assets for its own account (including, without limitation, capital stock of or other equity interests in Subsidiaries or other entities) in the aggregate for an amount exceeding $250,000 except in the ordinary course of business or as set forth in the schedules to the Merger Agreement;

     (h) shall not, and shall not permit any of the Subsidiaries to, incur or assume any indebtedness for borrowed money, except in the ordinary course of business consistent with past practice or as set forth in the schedules to the Merger Agreement, or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than a wholly-owned Subsidiary, except in compliance with any partnership agreement or joint venture agreement, to which the Company or a Subsidiary is a party, or otherwise or sell any debt securities, in the aggregate exceeding $250,000;

     (i) shall not, nor shall it permit any of its Subsidiaries to, (i) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto, or (ii) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business;

     (j) shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

     (k) shall not, nor shall the Company permit any of its Subsidiaries to,
    (A) enter into any contracts involving in any individual case, aggregate annual payments by the Company or any of its subsidiaries in each case for its own account in excess of $250,000, or (B) modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract in any manner that is material and adverse to the Company or the respective Subsidiary of the Company party thereto;

     (l) shall not settle or compromise any claim for appraisal rights in respect of the Merger without the prior written consent of Purchaser;

     (m) shall not, and shall not permit any of the Subsidiaries to, authorize or make capital expenditures in excess of $250,000 in the aggregate, except for, (l) in the case of Levitt, the purchase and development of land described in the schedules to the Merger Agreement in the ordinary course of business, and (2) capital expenditures in an aggregate amount not exceeding $2,000,000 in connection with moving the Company's corporate offices;

     (n) shall not and shall not permit any of the Subsidiaries to, mortgage or otherwise encumber or subject to any Lien any properties or assets except as would not materially adversely affect the business of the Company or any Major Subsidiary;

     (o) shall not make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by generally accepted accounting principles or by applicable tax laws; and

     (p) shall not, and shall not permit any of the Subsidiaries to, do or agree to do any of the foregoing set forth in clauses (d), (e), (f), (g),
    (h), (i), (j), (k), (l), (m), (n) and (o).

   REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties of the Company regarding: the due organization, good standing, qualification and authority to conduct business and own, lease and operate its properties for each of the Company and its Subsidiaries; the capitalization of the Company and its Subsidiaries; the authority of the Company to enter into the Merger Agreement and the other documents contemplated thereby (collectively, the "Transaction Documents") and to consummate the transactions contemplated thereby, subject to the Company Shareholder Approval; the absence of conflict between transactions contemplated by the Transaction Documents and other agreements, documents and permits and absence of violations of the Certificate of Incorporation or Bylaws of the Company or its Subsidiaries; the absence of violations of laws applicable to the Company; the need for consents and approvals; the accuracy, truthfulness and adequacy of documents filed with or sent to the SEC or any other regulatory authority; the holding of good title by the Company and its Subsidiaries to tangible property and assets; the ownership of property in fee and the holding of leasehold interests, by the Company and its Subsidiaries free and clear of all mortgages, pledges, liens, encumbrances and security interests; compliance with all applicable laws, rules, orders and regulations; the absence of litigation; certain matters relating to taxes; insurance coverage; the disclosure of material contracts to which the Company or any Subsidiary are parties or by which the Company or any Subsidiary are bound; the full disclosure by the Company of certain management, employment, consulting or other agreements, contracts or commitments; the intellectual property and proprietary rights held by the Company and its Subsidiaries; certain matters relating to ERISA; the conduct of business in the ordinary course and the absence of certain changes or events since June 30, 1997; any finder's fees in connection with the Merger Agreement or the transactions contemplated thereby; the absence of application of Section 912 of the BCL; certain environmental matters; the absence of undisclosed material liabilities; the Company's receipt of the opinion of Goldman Sachs & Co. as to the fairness, from a financial point of view, of the cash consideration to be received by the shareholders of the Company in the Offer and the Merger; the shareholder vote required to approve the Merger Agreement and the Merger; compliance with applicable employment laws and indemnification of employees; labor matters; the condition of the tangible property of the Company and its Subsidiaries; the recommendation by the Board of Directors of the Company of the Merger Agreement, the Offer and the Merger; the disclosure of certain related party transactions; and the compliance of the Schedule 14D-9 and the information supplied by the Company for inclusion in the Transaction Documents or the Schedule 14D-1, and any amendments thereof or supplements thereto, in all material respects with the Exchange Act.

   The Merger Agreement also includes representations and warranties by Purchaser regarding: the due organization, good standing and authority to conduct business and own, lease and operate its properties; the authority of Purchaser to enter into the Merger Agreement and the other Transaction Documents to which it is a party; the absence of conflict with other agreements and documents and the absence of violations of laws applicable to Purchaser; consents and approvals; the absence of a finder's fee in connection with the Merger Agreement or the transactions contemplated thereby; the absence of litigation; absence of disqualifications or sanctions by the United State Department of Housing and Urban Development or any other government agency; and the receipt by Purchaser of certain financing commitments for the Merger.

   The Company and the Purchaser have each agreed to not knowingly take any action or knowingly permit any Subsidiary to take any action which if had been taken prior to the execution of the Merger Agreement, would have caused or constituted a material breach of any of the representations and warranties set forth in the Merger Agreement and summarized above in this Section 11.

   CONDITIONS TO THE MERGER. Pursuant to the Merger Agreement, the respective obligations of each party to the Merger Agreement to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Closing Time: (i) no order, decree or judgment has been issued by a court, agency or other authority to set aside, restrain, enjoin or prevent the performance of the Merger or any of the transactions contemplated by the Merger Agreement, and no statute, rule, regulation, executive order, decree or injunction shall have after the execution of the Merger Agreement been enacted, entered, promulgated or enforced by any United States court or governmental authority of competent jurisdiction which prohibits the consummation of the Merger, provided that Purchaser shall have used its commercially reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as reasonably possible any injunction or other order that may be entered, (ii) the Merger, the Merger Agreement and the transactions contemplated thereby shall have been approved in a manner required by applicable law and by the applicable regulations of the AMEX, provided that Purchaser and its affiliates shall have voted all Shares owned by them in favor of the Merger Agreement and that each of Purchaser and the Company shall have used its commercially reasonable efforts to cause such approval to be obtained, and (iii) Purchaser shall have accepted for purchase and paid for Shares tendered pursuant to the Offer, provided that this condition will be deemed satisfied if Purchaser shall have failed to purchase Shares pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement.

   ESCROW DEPOSIT. Simultaneously with the execution and delivery of the Merger Agreement, Purchaser deposited the cash sum of $5 million (the "$5 Million Deposit") under an Escrow Agreement among Purchaser, the Company and the escrow agent thereunder. Pursuant to such Escrow Agreement and the Merger Agreement, the $5 Million Deposit shall be paid as prescribed under the provisions described below under "--Termination Fees and Expenses."

   TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company or by Purchaser, subject, in the case of the Company, to the Merger Agreement provisions described regarding abstention from voting by Parent's designees with regard to certain matters above under "--Designation of Directors":

     (a) by the mutual consent of Purchaser and the Company;

     (b) by Purchaser, if prior to the consummation of the Offer, (i) the Board of Directors of the Company fails to make, or withdraws or materially modifies or changes in a manner adverse to Purchaser its recommendation to the Company's shareholders to accept the Offer, the Merger or the Merger Agreement and the transactions contemplated thereby, or resolves to do the foregoing or (ii) the Board of Directors of the Company shall have recommended that the Company's shareholders accept or approve an Acquisition Transaction with a person other than Purchaser, or resolves to do the foregoing or (iii) a tender or exchange offer for any of the outstanding shares of capital stock of the Company is commenced (other than by Purchaser or its affiliates) and the Board of Directors of the Company fails to timely recommend against the Company's shareholders' rendering their shares into such tender or exchange offer;

     (c) by the Company, if in the exercise of its judgment as to its fiduciary duties to its shareholders, after consultation with outside counsel, the Board of Directors of the Company determines that such termination is required by reason of a proposal relating to an Acquisition Transaction being made;

     (d) by the Company, if the Offer shall not have been consummated on or before November 20, 1997 or such later expiration date for the Offer as may be expressly permitted under the Merger Agreement (provided that the conditions to consummation of the Offer have been satisfied on such date);

     (e) by the Company, if there has been a violation or breach by Purchaser of any representation, warranty or agreement contained in this Agreement specifically qualified by materiality, or a material violation or breach by Purchaser of any material representation, warranty or agreement not so qualified contained in the Merger Agreement (which breach is not cured by Purchaser within 30 days after written notice by the Company to Purchaser reasonably describing such breach);

     (f) by Purchaser prior to consummation of the Offer, if there has been a violation or breach by the Company of any representation, warranty or agreement contained in the Merger Agreement as though such representations, warranties and agreements were made without reference to a Starrett Material Adverse Effect (which violation or breach is not cured by the Company within 30 days after written notice by Purchaser to the Company reasonably describing such breach), except in all cases where the failure or failures of such representations and warranties to be so true and correct or such agreements to be performed or complied with would not have, singly or in the aggregate, a Starrett Material Adverse Effect;

     (g) by Purchaser or the Company, if the Offer shall not have been consummated on or before December 31, 1997, or if prior to such day a reasonable, well-informed person would conclude that any Condition shall be incapable of being satisfied by such date (except that a party whose breach of covenant has caused such failure to consummate shall not be entitled to so terminate this Agreement), or the Merger has not been consummated by October 16, 1998; or

     (h) by the Company if the Company is not in material breach of this Agreement and if the Offer has not been timely commenced in accordance with the Merger Agreement.

   TERMINATION FEES AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except (i) as otherwise described below, and (ii) with respect to costs of obtaining certain governmental approvals.

   The Merger Agreement provides that if the Merger Agreement is terminated by the Company pursuant to the provisions described in clause (d) above, clause (e) above, clause (g) above (as a result of a breach of the Merger Agreement by Purchaser), or clause (h) above, the $5 Million Deposit shall be forthwith paid to the Company as liquidated damages, which remedy shall represent the only damages that may be sought by the Company or any Company shareholder under the Merger Agreement in the event of a termination of the Merger Agreement as aforesaid or any violation or breach of the Merger Agreement which gave rise thereto. The Merger Agreement provides that if it is terminated for any reason other than the provisions referenced in this paragraph, the $5 Million Deposit shall be returned to Purchaser and no party shall have any further liability under the Merger Agreement.

   If the Merger Agreement is terminated prior to consummation of the Offer pursuant to the provisions described in clause (b) above, clause (c) above, or (as a result of the willful breach of covenant or agreement under the Merger Agreement by the Company, which breach is not cured by the Company within 30 days after written notice by Purchaser to the Company reasonably describing such breach) clause (f) above or clause (g) above, the Company shall pay to Purchaser a fee (the "Fee") equal to $2,500,000 and shall reimburse Purchaser for its reasonable out-of-pocket expenses up to a maximum amount of $500,000 incurred in connection with the transactions contemplated by the Merger Agreement, the payment of such Fee to be made simultaneously with the termination of the Merger Agreement and the reimbursement of such expenses to be made promptly upon presentation of invoices therefor. Moreover, if the Merger Agreement is terminated prior to consummation of the Offer pursuant to the provisions described in clause (f) above (as a result of the non-willful breach of representation, warranty, covenant or agreement under the Merger Agreement by the Company, which breach is not cured by the Company within 30 days after written notice by Purchaser or Parent to the Company reasonably describing such breach), the Company shall reimburse Purchaser for its reasonable out-of-pocket expenses, up to a maximum amount of $1,000,000, incurred in connection with the transactions contemplated by the Merger Agreement, the reimbursement of such expenses to be made promptly upon presentation of invoices therefor. Such expense reimbursement shall represent liquidated damages and the only damages that may be sought by Purchaser in the event of a termination of the Merger Agreement as aforesaid or of any violation or breach of the Merger Agreement which gave rise thereto. In addition, if a More Favorable Transaction (as such term is defined below) is consummated within one year after the effective date of the termination of the Merger Agreement as described in this paragraph prior to consummation of the Offer, the Fee shall be increased to an amount equal to the excess, if any, of (A) the (i) the aggregate value of the consideration received by the shareholders of the Company in the More Favorable Transaction minus the amount of the Original Consideration (as such term is defined below), multiplied by (ii) 25%, over (B) $2,500,000. The Fee shall represent liquidated damages and the only damages that may be sought by Purchaser in the event of a termination of the Merger Agreement as aforesaid or any violation or breach of the Merger Agreement which gave rise thereto. As used herein, (i) a "More Favorable Transaction" shall mean any Acquisition Transaction under which the Company and/or the holders of more than 50% of the Shares receive consideration equal to a value in excess of $12.25 per Share and (ii) the "Original Consideration" shall mean the product of $12.25 multiplied by the number of Shares sold or otherwise disposed of by shareholders of the Company in the More Favorable Transaction and for which the shareholders of the Company receive consideration in such More Favorable Transaction.

   CONFIDENTIALITY. The Merger Agreement provides that any corporate information, records, documents, descriptions or other disclosures of whatsoever nature or kind made or disclosed by either of the parties to the other party, or to the authorized representatives thereof, or learned or discovered by such other party or by any representatives thereof in connection with the transactions contemplated by the Merger Agreement (whether prior to or after the date of the execution of the Merger Agreement) and not known by or available to the public at large shall be received in confidence and neither of the parties nor any such authorized representative shall disclose or make use of such information or authorize anyone else to disclose or make use thereof without the written consent of the other party hereto, except (a) as necessary to consummate the transactions contemplated hereby or (b) as compelled by judicial or administrative process or by other requirements of applicable law including any disclosure under federal securities laws; provided, however, that in the case of any disclosure contemplated pursuant to this clause (b), the party seeking to disclose such information shall give the other party reasonable prior written notice thereof in order to afford such other party reasonable opportunity to seek a protective order or other limitation under such disclosure.

   AMENDMENT TO MERGER AGREEMENT; GOVERNING LAW. The Company and Purchaser have agreed that the Merger Agreement may be amended in writing by them at any time before or after shareholder approval of the Merger and related transactions (as discussed above in "--Shareholders' Approval"), subject in the case of approval by the Company to the designation of directors (see "--Designation of Directors"), but, after any such shareholder approval, no amendment may be made which by law requires further shareholder approval.

   The Merger Agreement and any other agreement entered into in connection with the Merger will be governed by, and construed under and in accordance with, the laws of the State of New York applicable to contracts made and wholly to be performed therein by residents thereof, without giving effect to the conflict of law principles thereof.

EMPLOYMENT, SEVERANCE AND RELATED AGREEMENTS.

   In connection with the execution of the Merger Agreement, the Company and Frank Ross, Sr., the Chairman and Chief Executive Officer of HRH Construction Corporation ("HRH"), one of the Company's Major Subsidiaries, have entered into an employment agreement (the "Ross Employment Agreement"). The Ross Employment Agreement provides for Mr. Ross's continued employment as the Chairman and Chief Executive Officer of HRH after the Effective Time and until December 31, 1999. Mr. Ross's compensation under the Ross Employment Agreement will be in the form of a base salary of $300,000 per year, annual bonus compensation described below, participation in the Company's executive insurance plans and continued contribution to Mr. Ross's annuity, or, in certain circumstances, participation in the Company's pension plan. Pursuant to the Ross Employment Agreement, Mr. Ross is entitled to bonus compensation equal to 10% of the first $3,000,000 of pre-tax income of HRH and its subsidiaries on an annual basis and 5% of the such pre-tax income exceeding $3,000,000 on an annual basis. Mr. Ross may terminate his employment without cause upon 30 days advance written notice to the Company. The Company may terminate the Ross Employment Agreement "for cause" (as enumerated in the Ross Employment Agreement) or without cause, by written notice to Mr. Ross. If the Company terminates the Ross Employment Agreement without cause, Mr. Ross is entitled to severance payments equal to the amount of 12 months of his base salary, less applicable taxes, payable in 12 monthly installments. Mr. Ross would also be entitled to continued health insurance coverage for 12 months following termination, as well as his bonus compensation for the year in which the termination took place. If the Company terminates Mr. Ross's employment pursuant to the Ross Employment Agreement due to illness, accident or disability, Mr. Ross would be entitled to severance payments equal to 50% of his base salary for a period of 24 months from the date of termination, plus his bonus compensation for the year during which the termination took place. Mr. Ross has agreed pursuant to the Ross Employment Agreement not to compete with the Company in the construction or real estate development business in the New York City metropolitan area during the term of his employment and for a period of one year following termination, and he is subject to certain duties to the Company, including, without limitation, duties of loyalty and confidentiality.

   In connection with the execution of the Merger Agreement, Purchaser granted its consent (the "Severance Consent") to the Company's entering into a severance agreement with Lewis Weinfeld, the Executive Vice President, Chief Financial Officer and Secretary of the Company. The Severance Consent provides that the Company may enter into a severance agreement with Mr. Weinfeld on the following terms (and only the following terms): the Company or the Surviving Corporation terminates Mr. Weinfeld without cause, or demotes Mr. Weinfeld from a senior executive position, or changes any of the base salary, bonus or benefits package of Mr. Weinfeld in a manner so that any of such items is less favorable to him than the base salary, bonus or benefits package to which he was entitled as of September 30, 1997, Mr. Weinfeld will be entitled to severance, consisting of twice his annual base if Mr. Weinfeld is terminated prior to the second anniversary of consummation of the Offer or his annual base salary if Mr. Weinfeld is terminated (or terminates his own employment for any reason) thereafter.

   As described in more detail above under "--Conduct of Business Pending the Merger," pursuant to the Merger Agreement, the Company has agreed that prior to the date on which a majority of the Company's directors are designees of Purchaser, unless Purchaser has consented in writing thereto (which consent shall not be unreasonably withheld), the Company shall not enter into any employment or severance agreement with any officer, director, or employee, or amend any such agreement in any material respect. As described above, Purchaser has consented to a severance arrangement with Mr. Weinfeld to the extent such arrangement is consistent with the Severance Consent.

   The Company is a party to an agreement (the "Incentive Agreement") with Irving R. Fischer, the President, Chief Operating Officer and a director of the Company, dated November 7, 1996. Pursuant to the Incentive Agreement, in the event that the Company is the target of a tender offer consummated during 1997, Mr. Fischer will, subject to certain limitations, receive from the Company a lump sum cash payment of $1,000,000 and a grant of 100,000 Shares. In connection with the execution of the Merger Agreement, the Company and Purchaser have agreed that, at the Company's request and prior to the consummation of the Offer, Purchaser will have provided the Company with sufficient funds to make the aforesaid cash payment to Mr. Fischer, unless other arrangements are entered into by Purchaser and Mr. Fischer.

SHAREHOLDERS AGREEMENT.

   In connection with the execution of the Merger Agreement, the Principal Shareholders entered into a Shareholders Agreement dated October 16, 1997 with Purchaser and Parent, pursuant to which each of the Principal Shareholders agreed, provided that Purchaser is not then in material breach of the Merger Agreement and an injunction has not been issued which would prohibit such Principal Shareholders from tendering their respective shares, severally and not jointly, to validly tender (and not to withdraw), pursuant to the Offer, not later than the fifth business day after receipt by the respective Principal

Shareholders of the Offer to Purchase, the Shares beneficially owned by the Principal Shareholders on the date of the Shareholders Agreement, together with any Shares acquired by any of the Principal Shareholders after the date of the Shareholders Agreement and prior to the termination of the Merger Agreement.

INDEMNITY AGREEMENT.

   In connection with the execution of the Merger Agreement, the Principal Shareholders entered into an Indemnity Agreement dated October 16, 1997 with Purchaser and Parent (the "Indemnity Agreement"), pursuant to which the Principal Shareholders agreed to indemnify Parent and Purchaser for Frydman Claims (as defined therein) arising out of certain arrangements between the Principal Shareholders, the Company and Starrett Acquisition, Inc. and Stonemerger, Inc., both corporations controlled by Jacob Frydman. The Indemnity Agreement provides that, after the consummation of the Offer, Parent and Purchaser jointly and severally (and the Surviving Corporation after the Merger) will bear the first $1,000,000 of losses and expenses arising out of any Frydman Claims and that any remaining losses and expenses will be shared equally by Parent and Purchaser jointly and severally (and, following the consummation of the Merger, the Surviving Company) on the one hand and the Principal Shareholders on the other. Each of the Principal Shareholders are severally liable for their respective proportionate share (according to their shareholdings) of the losses for which Purchaser and Parent are indemnified under the Indemnity Agreement, except that Paul Milstein and Seymour Milstein shall be jointly and severally liable for all liabilities under the Indemnity Agreement of the Principal Shareholders.

   MANAGEMENT AGREEMENT. In connection with the execution of the Merger Agreement, subject to certain exceptions, the sole shareholder of Evergreen Gardens, Inc. ("Evergreen") agreed with Purchaser to extend Evergreen's management agreement with Grenadier Realty Corp., one of the Company's Major Subsidiaries, on each of the next four annual renewal expiration dates for that agreement, for an additional one year term on market-rate terms, insofar as it is within that shareholder's reasonable control and in accordance with applicable governmental regulations. Paul Milstein, Chairman of the Board of the Company, is the general partner of the sole shareholder of Evergreen.

12. PURPOSE OF THE OFFER AND MERGER, PLANS FOR THE COMPANY

   The purpose of the Offer and the Merger is to acquire all the outstanding Shares and thereby to obtain control of the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all the Shares. Consummation of the Offer will provide Purchaser with at least two-thirds of the equity interests in the Company. The Merger will allow Purchaser to acquire all Shares not tendered and purchased pursuant to the Offer or otherwise. Pursuant to the Merger, each then outstanding Share (other than Shares owned directly or indirectly by the Company or Parent, Shares held in the treasury of the Company and Shares owned by shareholders who perfect appraisal rights under the BCL) would be converted into the right to receive an amount in cash equal to the price per Share paid by the Purchaser pursuant to the Offer, provided, however, that any Shares owned by Parent or Purchaser will be canceled and the Merger Price will not be paid in respect of any such shares. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer and a cash merger in order to provide for a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to Parent. The purchase of Shares pursuant to the Offer will increase the likelihood that the Merger will be consummated.

   Except in the case of a "short-form" merger as described below, under the BCL, the approval of the Company's Board of Directors and the affirmative vote of holders of two-thirds of the outstanding Shares (including any Shares owned by the Purchaser) would be required to approve the Merger. Upon consummation of the Offer, the Purchaser will have obtained voting power with respect to at least two-thirds of the outstanding Shares, sufficient voting power to effect the Merger without the vote of any other shareholder of the Company.

   The BCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a shareholder vote. Accordingly, if, as a result of the Offer or otherwise, Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, Purchaser could, and in the Merger Agreement has agreed to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company. Shareholders of the Company will, under certain circumstances, have the right to dissent and demand appraisal of their shares in the Merger. See Section 16.

   In the event the Purchaser acquires at least two-thirds of the outstanding Shares pursuant to the Offer, and thereafter obtains control of the Company's Board of Directors, it expects to cause the Company to cease paying quarterly dividends on the remaining outstanding Shares. The Merger Agreement provides that Parent and Purchaser intend that (i) the directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation,
(ii) the officers of the Purchaser at the Effective Time will be the initial officers of the Surviving Corporation.

   In connection with the Offer, Parent has reviewed, and will continue to review, various possible business strategies that it might consider in the event that it acquires all or substantially all of the equity interests in the Company. Prior to making the Offer, Parent reviewed and analyzed the business of the Company on the basis of publicly-available information and information provided by the Company. The strategies which Parent might consider could include, among other things, the disposition of certain assets or lines of business of the Company. Following the consummation of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and consider what changes, if any, would be desirable in light of the circumstances which then exist. To the extent that Parent or Purchaser causes the Company to dispose of any of its businesses or assets following the Merger and the proceeds of such dispositions are distributed to the Company's shareholders, such distributions, to the extent received by Parent or Purchaser, may be used to reduce indebtedness incurred by them in connection with the Offer.

   Except as described above, in Section 13, or elsewhere in this Offer to Purchase, Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its Subsidiaries, a sale or transfer of a material amount of the Company's assets (or assets of its Subsidiaries), any material change in the Company's present capitalization, any other material change in the Company's business or corporate structure, causing a class of securities of the Company to be delisted from a national securities exchange association, or causing a class of equity securities of the Company to become eligible for termination of registration pursuant to the Exchange Act.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the AMEX for continued listing and may, therefore, be delisted from such exchange. According to the AMEX's published guidelines, the AMEX could consider delisting the Shares if, among other things, the number of publicly-held Shares (excluding Shares held by officers, directors, their immediate families and concentrated holdings of 5% or more) were less than 200,000, there were less than 300 public holders of at least 100 Shares or the aggregate market value of the publicly-held Shares were less than $1 million. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the requirements of the AMEX for continued listing and the listing of Shares on such exchanges is discontinued, the market for the Shares could be adversely affected.

   If the AMEX were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or through the Nasdaq Stock Market or other sources. The extent of the public market

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

for the Shares and the availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly-held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

   The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

   The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. It is the current intention of Parent to deregister the Shares after consummation of the Offer if the requirements for termination of registration are met.

14. EXTENSION OF TENDER PERIOD; AMENDMENT; TERMINATION

   Purchaser also reserves the right, in its sole discretion, subject to the terms of the Merger Agreement, in the event any of the Conditions specified in Section 15 will not have been satisfied and so long as Shares have not theretofore been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of or payment for Shares or to terminate the Offer and not accept for payment or pay for Shares.

   If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer (including the Minimum Condition), Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to shareholders and investor response. If prior to the Expiration Date, Purchaser should decide to increase the price per Share being offered in the Offer, such increase will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer. See Section 1.

15.  CONDITIONS TO THE OFFER

   Notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Tender Condition has been met, (ii) all waiting periods, if any, under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or have been terminated and (iii) all required approvals, if any, by HUD. Furthermore, notwithstanding any other term of the Offer, Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may, subject to the Merger Agreement, amend the Offer, if upon the expiration date of the Offer, any of the following conditions exists and shall be continuing:

     (a) Representations and Warranties. The representations and warranties of the Company contained in the Merger Agreement shall not be true and correct in all respects in each case at and as of such time as though such representations and warranties were made at and as of such time without reference to a Starrett Material Adverse Effect, except for those representations and warranties which are expressly made as of a specified earlier date, in which case such representations and warranties shall be true and correct as of such specified date in all respects without reference to a Starrett Material Adverse Effect, and except in all cases where the failure or failures of such representations and warranties to be so true and correct would not have, singly or in the aggregate, a Starrett Material Adverse Effect. As used herein, "Starrett Material Adverse Effect" means any event, occurrence or condition which has or would be reasonably likely to (i) have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of Starrett and its Subsidiaries taken as a whole or (ii) materially impair the ability of Starrett to perform its obligations under the Merger Agreement or consummate the transactions contemplated therein.

     (b) Covenants. The Company shall not have performed and complied with any agreement or condition on its part required by the Merger Agreement to be performed or complied with prior to or at such time, which failure of performance or compliance, singly or in the aggregate, has a Starrett Material Adverse Effect.

     (c) Absence of Changes. From the date of the Merger Agreement through such time, there shall have occurred any event or events, or change or changes in the financial condition, business or operations of the Company that, singly or in the aggregate, has a Starrett Material Adverse Effect.

     (d) Actions or Proceedings. There shall be any action or proceeding by or before any Governmental Authority which has resulted in the issuance of an injunction or order which (i) restrains, prohibits or materially delays the consummation of the Offer, (ii) makes the purchase of, or payment for, some or all of the Shares pursuant to the Offer or Merger illegal, or results in a material delay in the ability of Purchaser to accept for payment or pay for some or all of the Shares, (iii) compels Purchaser to dispose of or hold separately all or any material portion of the Company's and its Subsidiaries' business or assets, (iv) makes illegal or otherwise directly or indirectly restrains or prohibits or imposes material financial burdens, penalties or fines, or requires the payment of material damages (other than financial burdens or damages resulting from any claim, action, suit or proceeding arising from certain agreements and other documents identified in the Merger Agreement or any circumstances relating thereto) in connection with the making of the Offer, the acceptance for payment of, payment for, or ownership, directly or indirectly, of some of or all the Shares by Purchaser, or the consummation of the Offer or the Merger, (v) otherwise prevents consummation of the Offer or the Merger, or
    (vi) imposes material limitations on the ability of Purchaser effectively
    (A) to acquire, hold or operate the business of the Company and its Subsidiaries taken as a whole or (B) to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the shareholders of the Company, which, in either case, would effect a material diminution in the value of the Company or the Shares.

     (e) Injunctions. There shall have been any statute, rule, regulation, order, decree or injunction enacted, promulgated or entered by any Governmental Authority or any other action shall have been taken by any Governmental Authority, in any such case on or after the date of the Offer, that has resulted in any of the consequences referred to in clauses
    (i) through (vi) of the paragraph (d) above.

     (f) Force Majeure. There shall have occurred and be continuing (i) any general suspension of trading in, or general limitation on prices for securities on the New York Stock Exchange, Inc. or the AMEX (other than suspensions of not more than one business day), (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) the commencement of a war, armed hostilities or other international or national calamity involving the United States and having a Starrett Material Adverse Effect, or (iv) any material limitation by any Governmental Authority that materially adversely affects generally the extension of credit by banks or other financial institutions.

     (g) Consents. The Company shall have failed to obtain the consents of The Chase Manhattan Bank and HUD set forth in the Merger Agreement.

     (h) Shareholders Agreement. The Shareholders Agreement among Purchaser and the Principal Shareholders shall no longer be in full force and effect, or any of the Principal Shareholders shall have breached any material obligation thereunder.

     (i) Gateway/Starrett City. Either (i) the Second Amended and Restated Memorandum of Understanding, dated March 29, 1996 by and among the City of New York, its Department of Housing Preservation and Development, Gateway Housing Associates and Gateway Estates Housing Development Fund Company, Inc. with respect to the development of the site known as Spring Creek in the Fresh Creek Urban Renewal Area of Brooklyn, New York or (ii) the Managing Agency Agreement, dated July 1, 1979, between Starrett City, Inc., a predecessor-in-interest to Starrett City Associates L.P., Delmar Management Company, predecessor-in-interest to Grenadier Realty Corp. shall not be in full force and effect.

   The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (other than a breach by Purchaser of the Merger Agreement) and may be waived by Purchaser in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

   GENERAL. Except as described in this Section 16, based upon a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its Subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, except as set forth below, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser currently contemplates that it would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval, other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the business of the Company might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to certain of the legal matters discussed in this Section 17. See Section 16.

   STATE TAKEOVER STATUTES. Section 912 of the BCL prohibits business combination transactions involving a New York corporation (such as the Company) and an "interested shareholder" (defined generally as any person that directly or indirectly beneficially owns 20% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an interested shareholder, unless special requirements are met or certain exceptions apply, including that prior to such date the board of directors of the subject corporation approved either the business combination or the transaction which resulted in such person being an interested shareholder. In the Merger Agreement, the Company has represented that the Board of Directors has duly and validly approved the transactions contemplated by the Merger Agreement, including the Offer, the Merger and the acquisition of Shares pursuant thereto, for purposes of
Section 912, and that such provisions of Section 912 are not applicable to such transactions.

   A number of states, including New York, have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. The Company conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. Except as discussed herein, Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, Purchaser believes that there may be reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment or pay for Shares tendered. See Section 14.

   New York has also adopted the New York Security Takeover Disclosure Act, as amended (the "NYSTDA"), which purports to apply to any tender offer to purchase any equity security of a "target company" (which is defined to mean a corporation organized under the laws of the State of New York which has its principal executive offices or significant business operations located within the State of New York) if, after the tender offer, the offeror would be a beneficial owner of more than 5% of any class of the issued and outstanding equity securities of such target company. If applicable, the NYSTDA requires an offeror to file with the Attorney General of the State of New York and deliver to the target company a registration statement as soon as practicable on the date of commencement of the tender offer. The NYSTDA also permits, among other things, an investigation and public hearing to review the adequacy of the required disclosure. Without conceding the constitutionality or applicability of the NYSTDA or otherwise prejudicing their rights to challenge the constitutionality or applicability of the NYSTDA, Purchaser and Parent have filed a registration statement pursuant to the NYSTDA with the New York Attorney General and have included in Schedule III to this Offer to Purchase certain additional information required by NYSTDA concerning Parent and Purchaser.

   HUD TPA APPROVAL. HUD's Transfer of Physical Assets (TPA) process is the means by which HUD reviews and approves transfers of ownership or control of projects with HUD-insured mortgages. A so-called "full TPA review" is required in cases involving transfer of (i) title of the project; (ii) any interest in a mortgagor partnership which causes a dissolution of the partnership under state law; or (iii) the entire beneficial interest in a passive trust, which results in a change in control of the mortgaged asset. As part of the TPA full review process, HUD examines whether the project's physical repair and replacement needs and operating financial needs will be met and whether the transfer complies with other HUD requirements.

   A so-called "modified TPA review" is required in the case of (i) a transfer in excess of 50% of the interests in a partnership mortgagor that does not cause dissolution of the partnership; (ii) substitution of one or more general partners of the mortgagor partnership; or (iii) other transactions resulting in a change in control of a mortgagor. A modified TPA review requires the submission of certain documentation to HUD and HUD review of the physical and financial needs of the project to ascertain whether additional project support is required.

   The Purchaser believes that modified TPA approval will be required for the Lands End One project, and that such approval will be obtained without requiring additional project support. No assurance can be given, however, that HUD will not take a view contrary to that of Purchaser with regard to the applicability or outcome of the TPA process.

   HUD 2530 PROCESS. The HUD Previous Participation Certification process is HUD's centralized review of the past and present performance of principals applying for participation (or acquiring a qualifying interest in a participant) in HUD's multifamily housing programs.

   The proposed new principal officers and directors of the Company, its subsidiaries having a general partnership interest or acting as managing agent of a housing development assisted by HUD or the holders of more than a 10% stock interest in the Company, or a 25% interest in an LLC owning more than a 10% interest in the Company, or the LLC's operating or managing member ("Covered Principals"), must receive HUD Previous Participation clearance by filing a HUD Form 2530 Previous Participation Certificate, which requires detailed disclosure regarding previous participation in government housing and other government programs, as well as issues of integrity and status. The involvement of any Covered Principal during the past 10 years in certain "Investigatory Events," including (i) certain mortgage or other defaults or contractual non-compliance under housing finance agency projects; (ii) unresolved findings as a result of HUD or other governmental investigations;
(iii) suspension or termination of payment under certain HUD assistance contracts; (iv) felony convictions, complaints or indictments; and (v) suspension or restriction from doing business with government agencies, could form the basis for denial of HUD clearance.

   While Purchaser believes that HUD clearance will be obtained with respect to any Covered Principals of Purchaser, there can be no assurance that this will be the case.

   ANTITRUST. Purchaser and Parent believe that the provisions of the HSR Act are inapplicable to the acquisition of the Shares by Purchaser. While private parties and state attorneys general may also bring legal action under the antitrust laws in certain circumstances, based upon an examination of publicly available information relating to the business in which Parent and the Company are engaged, Parent and Purchaser believe that the acquisition of Shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

   DISSENTERS' RIGHTS. Holders of Shares do not have appraisal rights as a result of the Offer; however, holders of Shares will have certain rights pursuant to the provisions of the BCL, including Sections 623 and 910 upon consummation of the Merger including the right to dissent and demand appraisal of Dissenting Shares thereof. Under the BCL, dissenting shareholders who have filed with the Company a written notice of election to dissent and who otherwise comply with the applicable procedures set forth in the BCL will be entitled to receive a judicial determination of the fair value of the Shares and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per Share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per Share paid in the Merger. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the applicable provisions of the BCL.

   FEDERAL RESERVE BOARD REGULATIONS. The margin regulations promulgated by the Federal Reserve Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser believes that the financing of the acquisition of the Shares as contemplated by the Financing Commitment will be made in accordance with the margin regulations.

17. FEES AND EXPENSES

   Purchaser and Parent have retained MacKenzie Partners, Inc. to act as the Information Agent and ChaseMellon Shareholders Services, L.L.C. to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities and expenses under the federal securities laws.

   Neither Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person or entity (other than as described in the preceding paragraph) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser upon request for customary mailing and handling expenses incurred by them in forwarding material to their customers.

18. LEGAL PROCEEDINGS

   On October 22, 1997, a complaint (the "Complaint") captioned Starrett Acquisition, Inc. v. Starrett Corporation et al., Index No. 605392/97, was filed in the Supreme Court of the State of New York, County of New York. The Complaint was brought by Starrett Acquisition, Inc., of which Jacob Frydman is the President. The Company is a named defendant in the Complaint and certain persons in privity with the Company, which may be intended to represent Purchaser and related parties, are unnamed defendants. The Complaint alleges, among other things, that the Company is in breach of certain contractual obligations to the plaintiff arising out of the Frydman Agreement and subsequent negotiations. The Complaint seeks specific performance of the Company's alleged contractual obligations to the plaintiff, injunctive relief with the respect to the commencement of the Offer and unspecified damages. The Company believes that the allegations contained in the Complaint are without merit, and the Company and Purchaser intend to vigorously contest the action.

19.  MISCELLANEOUS

   Purchaser is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer, Purchaser will make a good faith effort to comply with such statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

   Purchaser and Parent have filed with the SEC the Tender Offer Statement on
Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that such material will not be available at the regional offices of the SEC).

                                          Startt Acquisition, LLC
                                          Startt Acquisition, Inc.

October 23, 1997

                                                                    SCHEDULE I

                DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

   The name, business address, present principal occupation or employment and five-year employment history of each director and executive officer of Purchaser and certain other information are set forth below. All directors and executive officers listed below are citizens of the United States. Unless otherwise indicated, each such person has held his or her position with Purchaser since its inception, and each such person has held each of the positions set forth below for the past five years.

DIRECTORS OF PURCHASER

RICHARD G. RUBEN

   Mr. Ruben is Principal of Lawrence Ruben Company, Inc., which is engaged in the development, investment and management of commercial and residential real estate. In addition, Mr. Ruben shares control of the general partner of Avenue Investments L.P., which owns 10,900 shares of Common Stock of the Company, and he thereby beneficially owns such shares. Mr. Ruben's business address is Lawrence Ruben Company, Inc., 600 Madison Avenue, 20th Floor, New York, NY 10022.

JONATHAN I. MAYBLUM

   Since 1996, Mr. Mayblum has been Executive Vice President of Lawrence Ruben Company, Inc., which is engaged in the development, investment and management of commercial and residential real estate. Mr. Mayblum was Vice President and General Counsel of Lawrence Ruben Company, Inc. from 1990 until he became Executive Vice President in 1996. Mr. Mayblum's business address is Lawrence Ruben Company, Inc., 600 Madison Avenue, 20th Floor, New York, NY 10022.

JEFFREY B. CITRIN

   Mr. Citrin has been, since August, 1994, the President of Blackacre Capital Management Corp., the general partner of Blackacre Capital Group, L.P., the real estate investment affiliate of the Cerberus Partners funds and other funds under common management. From June 1993 through July 1994, Mr. Citrin was a Managing Director of Oppenheimer & Co., a securities firm, located at World Financial Plaza, New York, New York. From September 1991 through June 1993, Mr. Citrin was a Vice President of CS First Boston Corp., a securities firm, located at that time at 55 East 52nd Street, New York, New York. Mr. Citrin's business address is Blackacre Capital Group, L.P., 450 Park Avenue, 28th floor, New York, NY 10022.

RONALD J. KRAVIT

   Mr. Kravit has been, since July 1996, a Vice President of Blackacre Capital Management Corp., From September 1994 through July 1996, Mr. Kravit was a Principal of Apollo Real Estate Advisors, a real estate investment and financing firm, located at 1301 Avenue of the Americas, New York, New York. From September 1993 through October 1994, Mr. Kravit was a Principal of Reichman International, a real estate investment and financing firm, located at 520 Madison Avenue, New York, New York. From May 1991 through September 1993, Mr. Kravit was a Vice President and the Chief Financial Officer of Maxxam Property Co., a real estate investment and financing firm, located at 5847 San Felipe Boulevard, Houston, Texas 77057. Mr. Kravit's business address is Blackacre Capital Group, L.P., 450 Park Avenue, 28th floor, New York, NY 10022.

ANDREW PENSON

   Mr. Penson has been the principal of Argent Ventures LLC, a New York limited liability company which engages in the purchase and sale of real estate investments, since January 1997. From January 1993 through January 1997, Mr. Penson was a Managing Director of Amroc Investments, Inc. Mr. Penson is a principal of The Penson Corporation, a real estate management firm. Mr. Penson's business address is Argent Ventures LLC, 335 Madison Avenue, 26th Floor, New York, NY 10017.

MARK LASRY

   Mr. Lasry is the founder and a Managing Director of Amroc Investments, Inc., which is engaged in trading distressed debt. In addition, Mr. Lasry shares control of the general partner of Avenue Investments L.P., which owns 10,900 shares of Common Stock of the Company, and he thereby beneficially owns such shares. Mr. Lasry's business address is Amroc Investments, Inc., 335 Madison Avenue, New York, NY 10017.

EXECUTIVE OFFICERS OF PURCHASER

JONATHAN I. MAYBLUM

   President of Purchaser.

MARTIN J. SUMNER

   Vice President, Secretary and Treasurer of Purchaser. Mr. Sumner is the Chief Financial Officer of Lawrence Ruben Company, Inc. Mr. Sumner's business address is Lawrence Ruben Company, Inc., 600 Madison Avenue, 20th Floor, New York, New York 10022.

CONTROLLING PERSON OF PURCHASER

   Parent owns all of the issued and outstanding capital stock of Purchaser.

                                                                   SCHEDULE II

     DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND CERTAIN OTHER PERSONS

   The name of each director and executive officer of Parent, of Parent's members and of certain other persons are set forth below. The business address, present principal occupation or employment and five-year employment history of such persons are set forth in Schedule I or below. All directors and executive officers listed below are citizens of the United States.


DIRECTORS OF PARENT

RICHARD G. RUBEN

JONATHAN I. MAYBLUM

JEFFREY B. CITRIN

RONALD J. KRAVIT

ANDREW PENSON

MARK LASRY


EXECUTIVE OFFICERS OF PARENT

JONATHAN I. MAYBLUM
   President

MARTIN J. SUMNER
   Vice President, Secretary and Treasurer


MEMBERS OF PARENT AND CERTAIN OTHER PERSONS

   Information with respect to LR STARTT, LLC, AV STARTT, LLC, AM STARTT, LLC and BA STARRT, LLC, the members of Parent, and certain other persons is set forth below.

LR STARTT, LLC

Executive Officers: Jonathan I. Mayblum, President; Richard G. Ruben, Vice President and Secretary, Martin J. Sumner, Vice President and Treasurer Controlling Person: Richard G. Ruben

AV STARTT, LLC

Controlling Person: Andrew Penson

AM STARTT, LLC

Controlling Person: Mark Lasry

BA STARTT, LLC

Controlling Persons: Jeffrey B. Citrin is the sole shareholder of Blackacre Capital Management Corp., which is the general partner of Blackacre Capital Group, L.P., a Delaware limited partnership, which is the managing member of BA STARTT, LLC.
See below for Executive Officers and Directors of Blackacre Capital Management Corp.

                                                                  SCHEDULE III

                    ADDITIONAL INFORMATION REQUIRED BY THE
                  NEW YORK SECURITY TAKEOVER DISCLOSURE ACT

   Purchaser was incorporated on September 25, 1997, and Parent was organized on October 10, 1997. Neither has engaged in any business since its incorporation or organization other than that incident to its incorporation or organization and in connection with the Offer and the Merger. Accordingly, neither Purchaser nor Parent has engaged in any significant community activities nor has Purchaser or Parent made any significant community activities or charitable, cultural, educational or civic contributions.

   Neither Purchaser or Parent has any employees. Accordingly, neither has any existing pension plans, profit-sharing plans, savings plans, has not provided any educational opportunities or relocated adjustments to any employees, and has had no labor or employment related claims or disputes.

   Neither Parent nor Purchaser has any present plans or proposals relating to material changes in the Company's business, corporate structure, management, personnel or activities, which would have a substantial impact on residents of the State of New York.

   Except as set forth in this Schedule III, all information regarding Purchaser, Parent and the Company and the Offer required to be disclosed pursuant to the NYSTDA is set forth in this Offer to Purchase and is incorporated by reference in the Registration Statement filed pursuant to the NYSTDA.

                               III-1

   The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:
                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

              By Hand:                   By Overnight Courier:                   By Mail:
      120 Broadway -13th Floor             85 Challenger Road                 P.O. Box 3301
         New York, NY 10271            Ridgefield Park, NJ 07660        South Hackensack, NJ 07606
  Attn: Reorganization Department              Mail Drop:            Attn: Reorganization Department
                                       Reorganization Department

                              Other information
                By Facsimile (for eligible institutions only):
                                (201) 329-8936

                     Confirm facsimile by telephone only:
                                (201) 296-4860

   Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone numbers and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:

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